Exhibit 99.1
Ron Hubbard
Vice President, Investor Relations
P: 615.269.8290
News Release
HEALTHCARE REALTY TRUST ANNOUNCES QUARTERLY DIVIDEND

NASHVILLE, Tennessee, April 30, 2024 - Healthcare Realty Trust Incorporated (NYSE:HR) (the “Company”) today announced its common stock cash dividend in the amount of $0.31 per share, payable on May 23, 2024 to Class A common stockholders of record on May 13, 2024. Additionally, the eligible holders of the Company’s operating partnership units (“OP Units”) will receive an OP Unit distribution of $0.31 per unit equivalent to the Company’s Class A common stock dividend described above.

Healthcare Realty (NYSE: HR) is a real estate investment trust (REIT) that owns and operates medical outpatient buildings primarily located around market-leading hospital campuses. The Company selectively grows its portfolio through property acquisition and development. As the first and largest REIT to specialize in medical outpatient buildings, Healthcare Realty's portfolio includes nearly 700 properties totaling over 40 million square feet concentrated in 15 growth markets.

Additional information regarding the Company can be found at www.healthcarerealty.com.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2023 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter. Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.